UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): May 18, 2009
Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal
executive offices
and zip code)
(281) 719-3400
(Registrant’s telephone
number, including area
code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.
     On May 18, 2009, Repros Therapeutics Inc., or the “Company,” entered into an indemnification agreement with each member of its Board of Directors, as constituted at that time, which members are set forth in the Company’s most recent proxy statement. These agreements provide, among other things, that the Company will indemnify each director, each, an “Indemnitee,” in the event that the Indemnitee becomes a party or otherwise a participant in any action or proceeding on account of the Indemnitee’s service as a director, officer, employee or agent of the Company (or service for another corporation or entity in any capacity at the request of the Company) to the fullest extent permitted by the Delaware General Corporation Law and the Restated Certificate of Incorporation, as amended, and Restated Bylaws of the Company. Under the indemnification agreement, the Company will pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by the Indemnitee in defending or otherwise responding to such action or proceeding upon receipt of a written undertaking from the Indemnitee to repay the amount advanced consistent with applicable law in the event that a court shall ultimately determine that he or she is not entitled to be indemnified for such expenses. The advancement of such expenses shall not be required if it is determined by certain governmental authorities that such advancement is a personal loan in contravention of the Sarbanes-Oxley Act. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in the agreements, and are in addition to any other rights each Indemnitee may have under the Company’s Restated Certificate of Incorporation, as amended, and Restated Bylaws, each as amended from time to time, and applicable law.
     The foregoing summary of the indemnification agreements is qualified in its entirety by reference to the form of indemnification agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

10.1	Form of Indemnification Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Repros Therapeutics Inc.
Date: May 20, 2009.

By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Form of Indemnification Agreement.